Pricing Supplement No. A27 dated January 20, 2026 Product Supplement B dated April 26, 2024, Prospectus Supplement dated April 26, 2024 and Prospectus dated April 26, 2024)	Registration Statement No. 333-278331 Rule 424(b)(2)

$100,000 Deutsche Bank AG Trigger Autocallable Contingent Yield Notes

Linked to the WTI Crude Oil Futures Contracts due January 24, 2028

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated obligations of Deutsche Bank AG (the “Issuer”) linked to the performance of the relevant nearby month’s West Texas Intermediate (WTI) Light Sweet Crude Oil (“WTI Crude Oil”) futures contract (the “Underlying”) as traded on the CME Globex (“CME”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Value of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. However, if the Closing Value of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for the relevant quarter. If the Closing Value of the Underlying on any Call Observation Date is greater than or equal to the Closing Value on the Trade Date (the “Initial Underlying Value”), the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon, and no further payments will be made on the Notes. If the Notes are not automatically called and the Closing Value of the Underlying on the Final Valuation Date (the “Final Underlying Value”) is greater than or equal to the Downside Threshold (which is set equal to the Coupon Barrier), the Issuer will repay the Face Amount at maturity plus any final Contingent Coupon otherwise due. However, if the Final Underlying Value is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the Face Amount, if anything, resulting in a percentage loss on the Face Amount of the Notes equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Value to the Final Underlying Value, and will lose a significant portion, and possibly all, of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will not participate in any appreciation of the Underlying. The Final Underlying Value is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the credit of Deutsche Bank AG. If Deutsche Bank AG were to default on its payment obligations or become subject to a resolution measure, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑	Contingent Coupon: On each Contingent Coupon Payment Date, the Issuer will pay you a Contingent Coupon if the Closing Value of the Underlying on the related Coupon Observation Date is greater than or equal to the Coupon Barrier. However, if the Closing Value of the Underlying on any Coupon Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon on the related Contingent Coupon Payment Date.
❑	Automatic Call: If the Closing Value of the Underlying on any Call Observation Date is greater than or equal to the Initial Underlying Value, the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon, and no further payments will be made on the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Value is greater than or equal to the Downside Threshold, the Issuer will repay the Face Amount at maturity plus any final Contingent Coupon otherwise due. However, if the Final Underlying Value is less than the Downside Threshold, the Issuer will repay less than the Face Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the credit of Deutsche Bank AG.

Trade Date:	January 20, 2026
Settlement Date:	January 22, 2026
Coupon Observation Dates[1]:	Quarterly (see page PS-8)
Call Observation Dates[1]:	Quarterly (see page PS-8)
Final Valuation Date[1]:	January 12, 2028
Maturity Date[1]:	January 24, 2028
1	Subject to postponement or early acceleration. See “Terms of the Notes” on page PS-6 of this pricing supplement.

Notice to investors: The Notes are significantly riskier than conventional debt instruments. The Issuer is not necessarily obligated to repay the full Face Amount of the Notes at maturity, and the Notes may have the full downside market risk of the Underlying. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of the Issuer. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Selected Risk Considerations” beginning on page PS–9 of this pricing supplement and “Risk Factors” beginning on page 10 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 20 of the accompanying prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment. The Notes will not be listed on any securities exchange.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the relevant nearby month’s WTI Light Sweet Crude Oil futures contract traded on CME. The Initial Underlying Value is the Closing Value (as defined below) of the Underlying on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Underlying	Contingent Coupon Rate	Initial Underlying Value	Coupon Barrier	Downside Threshold	CUSIP/ ISIN
Relevant nearby month’s WTI Light Sweet Crude Oil futures contract traded on CME (Bloomberg Page: CL1 <Comdty>)	10.00% per annum	$60.34	45.26, which is 75% of the Initial Underlying Value (rounded to two decimal places)	45.26, which is 75% of the Initial Underlying Value (rounded to two decimal places)	25160U676 / US25160U6762

The Issuer’s estimated value of the Notes on the Trade Date is $9.775 per $10.00 Face Amount of Notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page PS-2 of this pricing supplement for additional information.

By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the Notes or the conversion of the Notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the Notes. Please see “Resolution Measures” beginning on page 75 in the accompanying prospectus and “Resolution Measures and Deemed Agreement” on page PS–3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$10.00	$0.00	$10.00
Total	$100,000.00	$0.00	$100,000.00
(1)	Deutsche Bank Securities Inc. (“DBSI”), the agent for this offering, is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the discounts and commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the discounts and commissions, if any, and the cost of hedging our obligations under the Notes through one or more hedge counterparties (which may be one of our affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Settlement Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. Under the relevant resolution laws and regulations as applicable to us from time to time, the Notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, of any payment (or delivery obligations) on the Notes; (ii) convert the Notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure, including, but not limited to, any transfer of the Notes to another entity, the amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The write-down and conversion powers are commonly referred to as the “bail-in tool” and the bail-in tool and each of the other resolution measures are hereinafter referred to as a “Resolution Measure.” By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 26, 2024. Please read the risk factor “The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement.

This is only a summary, for more information please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement B dated April 26, 2024, the prospectus supplement dated April 26, 2024 relating to our Senior Notes, Series A of which these Notes are a part and the prospectus dated April 26, 2024. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement B dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005867/crt_dp210215-424b2.pdf

•	Prospectus Supplement dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005861/crt_dp210217-424b2.pdf

•	Prospectus dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000119312524118649/d776815d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be appropriate for you if:	The Notes may not be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Underlying.

♦	You believe the Underlying is likely to close at or above the Coupon Barrier on the specified Coupon Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Value is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of a significant portion or all of your initial investment.

♦	You understand and accept that you will not participate in any appreciation in the value of the Underlying and your potential return is limited to any Contingent Coupons paid on the Notes.

♦	You are able and willing to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦	You do not seek guaranteed current income from this investment and are willing to accept the risk of contingent yield.

♦	You understand the increased volatility and other risks associated with investments in commodities futures contracts generally and oil futures contracts specifically.

♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You understand and are willing to accept the risks associated with the Underlying.

♦	You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment of the Face Amount at maturity.

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Underlying.

♦	You do not believe the Underlying is likely to close at or above the Coupon Barrier on the specified Coupon Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Underlying will depreciate over the term of the Notes and the Final Underlying Value is likely to be less than the Downside Threshold.

♦	You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You are unable or unwilling to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦	You seek guaranteed current income from your investment or are unwilling to accept the risk of contingent yield.

♦	You do not understand the increased volatility and other risks associated with investments in commodities futures contracts generally and oil futures contracts specifically.

♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are not willing to accept the risks associated with the Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes, including any payment of the Face Amount at maturity.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Terms of the Notes[1]
Issuer:	Deutsche Bank AG
Issue Price:	100% of the Face Amount of Notes
Face Amount:	$10 per Note
Underlying:	The relevant nearby month’s WTI Light Sweet Crude Oil futures contract traded on the CME. See “—Closing Value” below.
Term[2]:	Approximately 2 years, unless automatically called earlier
Automatic Call Feature:	If the Closing Value of the Underlying on any Call Observation Date is greater than or equal to the Initial Underlying Value, the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Call Settlement Date, and no further payments will be made on the Notes.
Contingent Coupon:

If the Closing Value of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, the Issuer will pay you a Contingent Coupon on the related Contingent Coupon Payment Date.

If the Closing Value of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Contingent Coupon Payment Date.

The Contingent Coupon is a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate.

Contingent Coupon Rate:	10.00% per annum. Accordingly, the Contingent Coupon with respect to each Coupon Observation Date is equal to $0.25 per Note. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlying.
Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date, you will receive from the Issuer a cash payment per Note calculated as follows:

•

If the Final Underlying Value is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will repay the Face Amount at maturity of $10 per Note plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

•

If the Final Underlying Value is less than the Downside Threshold, the Issuer will repay less than the Face Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlying Return)

In no event, however, will the payment at maturity be less than $0.

If the Notes are not automatically called and the Final Underlying Value is less than the Downside Threshold, your investment is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of your initial investment at maturity.

Underlying Return:	Final Underlying Value – Initial Underlying Value Initial Underlying Value
Initial Underlying Value:	$ , the Closing Value of the Underlying on the Trade Date
Final Underlying Value:	The Closing Value of the Underlying on the Final Valuation Date
Closing Value:

On any date of determination, the official settlement price per barrel of WTI Crude Oil on CME of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by CME. The applicable Closing Value will generally be determined by reference to the WTI Crude Oil futures contract set to expire in the first nearby month (the “first nearby month’s WTI Crude Oil futures contract”), as made public by CME and displayed on the Bloomberg page “CL1<Comdty>.” However, in the event that any date of determination occurs on or after (i) the last trading day of the first nearby month’s WTI Crude Oil futures contract or (ii) the notice period for delivery of WTI Crude Oil under the first nearby month’s WTI Crude Oil futures contract, the applicable Closing Value will be determined by reference to the WTI Crude Oil futures contract set to expire in the second nearby month, as made public by CME and displayed on the Bloomberg page “CL2<Comdty>.”

The last trading day of the first nearby month’s WTI Crude Oil futures contract and the notice period for delivery of WTI Crude Oil under the first nearby month’s WTI Crude Oil futures contract are published by common data providers such as Bloomberg.

Without limitation and in addition to any provisions in the accompanying product supplement, if the price source for the Underlying identified herein as the Closing Value is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Value in good faith and in a commercially reasonable manner and/or postpone any date of determination by up to eight trading days.

Coupon Barrier:	$ , which is equal to 75% of the Initial Underlying Value (rounded to two decimal places)
Downside Threshold:	$ , which is equal to 75% of the Initial Underlying Value (rounded to two decimal places)
Senior Preferred:	The Notes are “senior preferred” obligations of the Issuer, meaning that they are unsecured and unsubordinated obligations of the Issuer, ranking in priority to its senior non-preferred obligations, but junior to other liabilities, such as, for example, covered deposits held by natural persons and micro, small and medium-sized enterprises, all as further described herein and in the accompanying prospectus and prospectus supplement.
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

[2]	The Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date, the Contingent Coupon Payment Dates, the Call Settlement Dates and the Maturity Date are subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates—Commodity Based Underlyings or Basket Components” in the accompanying product supplement and early acceleration due to commodity hedging disruption events as described under “—Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Investment Timeline

Trade Date:	The Initial Underlying Value is observed, the Contingent Coupon Rate is set and the Coupon Barrier and Downside Threshold are determined.

Coupon Observation Dates / Call Observation Dates:

If the Closing Value of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, the Issuer will pay you a Contingent Coupon on the related Contingent Coupon Payment Date.

However, if the Closing Value of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, no Contingent Coupon payment will be made on the related Contingent Coupon Payment Date.

In addition, if the Closing Value of the Underlying on any Call Observation Date is greater than or equal to the Initial Underlying Value, the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon, and no further payments will be made on the Notes.

Maturity Date:

If the Notes are not automatically called, the Final Underlying Value is observed and the Underlying Return is determined on the Final Valuation Date.

If the Final Underlying Value is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will repay the Face Amount at maturity of $10 per Note plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

If the Final Underlying Value is less than the Downside Threshold, the Issuer will repay less than the Face Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlying Return)

In no event, however, will the payment at maturity be less than $0.

If the Notes are not automatically called and the Final Underlying Value is less than the Downside Threshold, your investment is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of your initial investment at maturity.

Investing in the Notes involves significant risks. You may receive few or no Contingent Coupons during the term of the Notes. You may lose a significant portion or all of your investment. The Final Underlying Value is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer. If Deutsche Bank AG were to default on its payment obligations or become subject to a resolution measure, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Coupon Observation Dates/Call Observation Dates/Contingent Coupon Payment Dates/Call Settlement Dates
Coupon Observation Dates/Call Observation Dates	Contingent Coupon Payment Dates / Call Settlement Dates
April 12, 2026	April 21, 2026
July 13, 2026	July 22, 2026
October 13, 2026	October 22, 2026
January 12, 2026	January 21, 2026
April 12, 2026	April 21, 2026
July 12, 2027	July 21, 2027
October 12, 2027	October 21, 2027
January 12, 2028 (the Final Valuation Date)	January 24, 2028 (the Maturity Date)

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that we will not necessarily pay you the Face Amount per Note at maturity. If the Notes are not automatically called, the return on the Notes at maturity is linked to the performance of the Underlying and will depend on whether the Final Underlying Value is less than the Downside Threshold. If the Notes are not automatically called and the Final Underlying Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than the Face Amount, if anything, resulting in a percentage loss on the Face Amount of the Notes equal to the negative Underlying Return. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	You May Not Receive Any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Value of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Closing Value of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Your Return Potential on the Notes is Limited to Any Contingent Coupons Paid on the Notes, and You Will Not Participate in Any Appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Closing Value of the Underlying has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Therefore, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the value of the Underlying even though you will not participate in any of the Underlying’s appreciation. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying.

♦	Reinvestment Risk — If the Notes are automatically called, the term of the Notes will be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. If the Notes are not automatically called, you might be exposed to the full decline in the Underlying.

♦	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlying on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

♦	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the value of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the Closing Value of the Underlying on one or more Coupon Observation Dates will be less than the Coupon Barrier, which would result in few or no Contingent Coupons and/or that the Final Underlying Value will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your initial investment at maturity. However, the Underlying’s volatility can change significantly over the term of the Notes. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold as compared to otherwise comparable securities. Accordingly, in general, the higher the Contingent Coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, Contingent Coupons during the term of the Notes and that you will lose a substantial portion, and possibly all, of the Face Amount per Note at maturity. On the other hand, a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your initial investment at maturity.

♦	Contingent Repayment of Your Initial Investment Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a substantial loss relative to your initial investment, even if the value of the Underlying is greater than the Downside Threshold at the time of such sale.

♦	A Commodity Hedging Disruption Event May Result In Acceleration Of The Notes — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your Notes prior to maturity. The amount due and payable on the Notes upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. Any amount payable upon acceleration could be significantly less than the amount that would be due on the Notes if they were not accelerated. In such circumstances, you could lose some or all of your investment. If the Notes are accelerated, the term of your investment in the Notes will be limited to a period that is shorter than their original term, and holders of the Notes will not benefit from any potential positive performance of the Underlying after such acceleration. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event that the Notes are accelerated. See “Description of Securities—Adjustments to Valuation Dates and Payment Dates—Adjustments to Valuation Dates—Commodity Based Underlyings or Basket Components—Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. You should read the section entitled “Tax Consequences” herein, in combination with the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Issuer

♦	The Notes are Subject to the Credit of Deutsche Bank AG — The Notes are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes, including any payment of the Face Amount per Note at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the Notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

o	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

o	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Notes. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Notes; a conversion of the Notes into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or the application of any other resolution measure including, but not limited to, any transfer of the Notes to another entity, an amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Therefore, you may lose some or all of your investment in the Notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

o	If a Resolution Measure is imposed on us, the secondary market for the Notes may be affected. It will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the Notes may not follow the trading behavior associated with similar types of Notes issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Notes, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Notes may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

Risks Relating to the Estimated Value of the Notes and any Secondary Market

♦	The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the discounts and commissions, if any, and the cost of hedging our obligations under the Notes through one or more hedge counterparties. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the discounts and commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Notes or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this pricing supplement is based on the full Face Amount of Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Settlement Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the value of the Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Notes — Because the Notes can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Notes at issuance and the value of the Notes prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the value of the Underlying will affect the value of the Notes more than any other single factor, the terms of the Notes at issuance and the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of WTI Crude Oil and for the exchange-traded future contracts on that commodity;

♦	the time remaining to the maturity of the Notes;

♦	supply and demand trends for WTI Crude Oil and for the exchange-traded future contracts on that commodity;

♦	interest rates and yields in the markets generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Notes, their value may decline significantly due to the factors described above even if the value of the Underlying remains unchanged from the Initial Underlying Value, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Notes to maturity to receive the stated payout from the Issuer.

Risks Relating to the Underlying

♦	Investing in the Notes is Not the Same as Investing in the Underlying — The return on your Notes may not reflect the return you would realize on a direct investment in the Underlying. As a holder of the Notes, you will not have any rights that holders of the Underlying would have.

♦	If the Value of the Underlying Changes, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the value of the Underlying. Changes in the value of the Underlying may not result in comparable changes in the value of the Notes.

♦	Past Performance of the Underlying is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical Closing Values of the Underlying and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦	Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Value of the Underlying and the Value of the Notes — Commodity futures contracts are subject to extensive regulation and margin requirements. The Commodity Futures Trading Commission (the “CFTC”) and the exchanges on which those futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur. These limits could adversely affect the market prices of relevant futures contracts and forward contracts. The regulation of commodity transactions in the United States is subject to ongoing modification by governmental and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Notes of any future regulatory change is impossible to predict but could be substantial and adverse to your interests.

In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for futures contracts on WTI Crude Oil, which may, in turn, have an adverse effect on the value of the Underlying and any payments on the Notes. Market participants may decide, or be required, to sell their positions in futures contracts on WTI Crude Oil as a result of these rules. The rules may reduce liquidity in the exchange-traded market for commodity-based futures contracts, which may, in turn, have an adverse effect on the value of the Notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the Notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate your Notes. See “—Risks Relating to the Notes Generally“—A Commodity Hedging Disruption Event May Result In Acceleration Of The Notes” above.

♦	Single Commodity Prices Tend to be More Volatile and May Not Correlate With the Prices of Commodities Generally — The Notes are linked to the price of WTI Crude Oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of WTI Crude Oil futures contracts may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the Notes are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

♦	The Market Price of WTI Crude Oil Futures Contracts May Change Unpredictably and Affect the Value of the Notes in Unforeseen Ways — The price of WTI Crude Oil futures contracts is primarily affected by the global demand for and supply of WTI Crude Oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI Crude Oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors. WTI Crude Oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI Crude Oil futures contracts may be more volatile than world crude oil prices generally.

♦	The Notes Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — The Notes offer investors exposure to the price of CME-traded WTI Crude Oil futures contracts and not to the spot price of WTI Crude Oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

♦	Prices of Commodities and Commodity Futures Contracts Are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity may also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying and, as a result, the value of the Notes, and any payments you may receive in respect of the Notes. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying and, as a result, the value of the Notes.

In addition, prices of commodity futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, the prices of the WTI Crude Oil futures contracts fell into negative territory for the first time ever in 2020. If the WTI Crude Oil futures contract reaches a near-zero, zero or negative price, the market value of and return on the Notes could be adversely affected, potentially severely and in unanticipated ways, and you may lose a significant portion, perhaps all, of your initial investment in the Notes.

♦	Changes in Supply and Demand in the Market for WTI Crude Oil Futures Contracts May Adversely Affect the Value of the Notes — The Notes are linked to the performance of futures contracts on an underlying physical commodity, WTI Crude Oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Closing Value of the Underlying on any date of determination will be determined by reference to the applicable nearby month’s futures contract specified herein, the value of the Notes may be less than would otherwise be the case if the Closing Value of the Underlying on any date of determination would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦	Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Underlying and, therefore, the value of the Notes.

♦	A Decision by CME to Increase Margin Requirements for WTI Crude Oil Futures Contracts May Affect the Value of the Underlying — If CME increases the amount of collateral required to be posted to hold positions in the Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the value of the Underlying to decline significantly.

Risks Relating to Conflicts of Interest

♦	Trading and Other Transactions by Us or Our Affiliates in the Commodities and Commodity Derivative Markets May Impair the Value of the Notes — We or our affiliates expect to hedge our exposure from the Notes by entering into commodity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the value of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the Notes. Introducing competing products into the marketplace in this manner could adversely affect the value of the Underlying and the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the Notes, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the Notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.

♦	We or Our Affiliates May Publish Research, Express Opinions or Provide Recommendations That are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Value of the Underlying and the Value of the Notes — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Underlying and the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event or a commodity hedging disruption event has occurred and make other determinations with respect to the Underlying under the circumstances described in the product supplement. In making these determinations, the calculation agent may be required to make discretionary judgments. In making these discretionary judgments, the fact that we are the calculation agent may cause us to have economic interests that are adverse to your interests as an investor in the Notes, and our determinations as calculation agent may adversely affect your return on the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon an automatic call or at maturity for a $10 Face Amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Contingent Coupon Rate, Contingent Coupon, Initial Underlying Value, Coupon Barrier or Downside Threshold. The hypothetical Initial Underlying Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Value. The actual Contingent Coupon Rate, Contingent Coupon, Initial Underlying Value, Coupon Barrier and Downside Threshold are set forth under “Terms of the Notes” above. For actual historical data of the Underlying, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Term:	Approximately 2 years (unless called earlier)
Hypothetical Contingent Coupon Rate:	5.00% per annum (or 1.25% per quarter)
Hypothetical Contingent Coupon:	$0.125 per quarter
Hypothetical Initial Underlying Value:	$100.00
Hypothetical Coupon Barrier:	$90.00 (90.00% of the hypothetical Initial Underlying Value)
Hypothetical Downside Threshold:	$90.00 (90.00% of the hypothetical Initial Underlying Value)
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly

The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the purchase price of $10 per Note.

Example 1 — Notes Are Automatically Called on the First Coupon Observation Date

Coupon Observation Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$105.00	Closing Value of Underlying at or above Initial Underlying Value; Notes are automatically called; Issuer pays Face Amount plus Contingent Coupon of $0.125 on Call Settlement Date.

Total Payments (per Note):	Payment on Call Settlement Date:	$10.125 ($10.00 + $0.125)
	Prior Contingent Coupons:	$0.00
	Total:	$10.125
	Total Return:	1.25%

Because the Closing Value of the Underlying is greater than or equal to the Initial Underlying Value on the first Coupon Observation Date (which is the first Call Observation Date), the Notes are automatically called on that Coupon Observation Date. The Issuer will pay you on the related Call Settlement Date $10.125 per Note, which is equal to the Face Amount plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Accordingly, the Issuer will have paid a total of $10.125 per Note for a total return of 1.25% on the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Value Is At or Above the Downside Threshold and Coupon Barrier

Coupon Observation Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$95.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.

Second Coupon Observation Date	$90.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.

Third Coupon Observation Date	$50.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fourth to Seventh Coupon Observation Dates	Various (all below Coupon Barrier)

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Eighth Coupon Observation Date (the Final Valuation Date)	$95.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Final Underlying Value at or above Downside Threshold and Coupon Barrier; Issuer pays Face Amount plus Contingent Coupon of $0.125 on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$10.125 ($10.00 + $0.125)
	Prior Contingent Coupons:	$0.25 ($0.125 × 2)
	Total:	$10.375
	Total Return:	3.75%

Because the Closing Value of the Underlying is less than the Initial Underlying Value on each Coupon Observation Date, the Notes are not automatically called. Because the Final Underlying Value is greater than or equal to the Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.125 per Note, which is equal to the Face Amount plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Value of the Underlying was greater than or equal to the Coupon Barrier on the first and second Coupon Observation Dates, the Issuer will pay the Contingent Coupon of $0.125 on each of the related Contingent Coupon Payment Dates. However, because the Closing Value of the Underlying was less than the Coupon Barrier on the third through seventh Coupon Observation Dates, the Issuer will not pay any Contingent Coupon on the Contingent Coupon Payment Dates following those Coupon Observation Dates. Accordingly, the Issuer will have paid a total of $10.375 per Note for a total return of 3.75% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Value Is Below the Downside Threshold and Coupon Barrier

Coupon Observation Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$60.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Second Coupon Observation Date	$50.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Third Coupon Observation Date	$45.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fourth to Seventh Coupon Observation Dates	Various (all below Coupon Barrier)

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Eighth Coupon Observation Date (the Final Valuation Date)	$50.00

Closing Value of Underlying below Initial Underlying Value; Notes NOT automatically called.

Closing Value of Underlying below Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the Face Amount resulting in a percentage loss on your investment equal to the negative Underlying Return.

Total Payments (per Note):	Payment at Maturity:	$5.00
	Prior Contingent Coupons:	$0.00
	Total:	$5.00
	Total Return:	-50.00%

Because the Closing Value of the Underlying is less than the Initial Underlying Value on each Coupon Observation Date, the Notes are not automatically called. Because the Final Underlying Value is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $5.00 per Note, for a total return of -50.00% on the Notes, calculated as follows:

$10 + ($10 × Underlying Return) = $10 + ($10 × -50.00%) = $5.00

In addition, because the Closing Value of the Underlying is less than the Coupon Barrier on each Coupon Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

Historical Information

The graph below illustrates the performance of the Underlying from January 4, 2021 to January 20, 2026. The Closing Value of the Underlying on January 20, 2026 was $60.34. The dotted line represents the Downside Threshold of $45.26, which is equal to 75% of the Closing Value of the Underlying on January 20, 2026 (rounded to two decimal places).

We obtained the Closing Values of the Underlying from Bloomberg Finance L.P., without independent verification. The historical Closing Values of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Closing Value of the Underlying on the Coupon Observation Dates and the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss on your initial investment.

Tax Consequences

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with associated coupons, and any coupons as ordinary income, as more fully described in “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Securities That We Treat as Prepaid Financial Contracts That Are Not Debt, with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, which, if applied, could be adverse to you. Generally, if this treatment is respected, upon a taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable), the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. See the section entitled “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Securities That We Treat as Prepaid Financial Contracts That Are Not Debt, with Associated Coupons — Consequences if a Security Is Recharacterized as a Debt Instrument” in the accompanying product supplement. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. holders. The U.S. federal income tax treatment of the coupons is unclear. Although we currently do not intend to treat coupons paid to a non-U.S. holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification requirements, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments. In addition, you should in any event expect to be required to provide an appropriate IRS Form W-8 or other documentation in order to establish an exemption from backup withholding.

As discussed under “U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Based on the terms of the Notes, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. You should also consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions in the amount indicated on the cover hereof.

We or our affiliates expect to hedge our exposure from the Notes by entering into commodity and commodity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties. See “Selected Risk Considerations” herein for additional considerations relating to hedging activities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Notes to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Notes offered by this pricing supplement have been issued by the Issuer pursuant to the Indenture, the trustee and/or paying agent has made, in accordance with the instructions from the Issuer, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated April 26, 2024, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the master note by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated April 26, 2024, which has been filed as an exhibit to the Registration Statement referred to above.